UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 9, 2017

SYNIVERSE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
8125 Highwoods Palm Way
Tampa, Florida 33647
Telephone: (813) 637-5000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 9, 2017, the Board of Directors (the “Board”) of Syniverse Holdings, Inc. (“Syniverse” or the “Company”) voted to increase the size of the Board from nine (9) to ten (10) directors in accordance with Section 1 of Article III of the Company’s Amended and Restated By-laws.

On February 9, 2017, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, elected Laura Desmond to serve as a director of the Board effective immediately. Ms. Desmond was also appointed by the Board to serve on the Compensation Committee of the Board There are no arrangements or understandings pursuant to which Ms. Desmond was elected as a director, and there are no related party transactions between the Company and Ms. Desmond reportable under Item 404(a) of Regulation S-K.

Most recently Ms. Desmond was the Chief Revenue Officer of Publicis Groupe, a group of global marketing communication and business transformation companies from December 2015 to December 2016. From 2008 to 2015, Ms. Desmond was the Global Chief Executive Officer of Starcom MediaVest Group (“SMG”), a global marketing and media services company which is part of the Publicis Groupe. Prior to 2008, Ms. Desmond served as Chief Executive Officer of SMG – Americas, Chief Executive Officer of MediaVest and Chief Executive Officer of SMG’s Latin America group. Ms. Desmond earned a bachelor of business administration degree in marketing from the University of Iowa. Ms. Desmond is on the Board of Directors of Adobe Corporation and serves as an advisory board member to Madison Wells Media and Uptake Technologies, Inc.

For her service as a director of the Board and a member of the Compensation Committee, Ms. Desmond will receive annual cash retainers of $75,000 and $7,500, respectively. In addition, Ms. Desmond will receive an annual grant of restricted stock units issued under the Syniverse Corporation 2011 Equity Incentive Plan with a fair market value equal to $150,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2017

SYNIVERSE HOLDINGS, INC.
(Registrant)

By:	/s/ Laura E. Binion
Name:	Laura E. Binion
Title:	Senior Vice President and General Counsel